Exhibit 5.1

Eversheds B.V.
De Cuserstraat 85a
1081 CN Amsterdam
Postbus/PO Box 7902
1008 AC Amsterdam
Netherlands
T: +31 20 5600 600
F: +31 20 5600 500
eversheds.nl

Personal and confidential Merus B.V. Attn. Mrs. S. Margetson Padualaan 8 3584 CH UTRECHT	Date: 9 May 2016
Our ref: 42898.0031
Direct tel: +31 20 5600 635
Email: tomvanwijngaarden@eversheds.nl

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission of common shares in the capital of the Issuer

1. Introduction

We have acted as counsel as to matters of Netherlands law to Merus B.V., a private company incorporated under the laws of the Netherlands having its registered office (statutaire zetel) in Utrecht, the Netherlands and its principal place of business at Padualaan 8, 3584 CH Utrecht, the Netherlands (the “Issuer”) in connection with the offering by the Issuer of up to 4,983,333 common shares with a nominal value of EUR 0.09 per share (the “Common Shares”) pursuant to an underwriting agreement, to be entered into by the Issuer and the several underwriters named in Schedule I thereto (the “Underwriters”) (the “Underwriting Agreement”) and the Registration Statement on Form F-1 filed with the United States Securities and Exchange Commission (the “Commission”) on 19 October 2015 (Registration No. 333-207490) (as so filed and as amended the “Registration Statement”). The term “Offer Shares” shall include the Common Shares and any additional common shares of the Company registered by the Company pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

Certain terms used in this opinion letter and not defined above are defined in Annex 1 (Definitions).

2. Dutch Law

This opinion letter is limited to Dutch law in effect on the date of this opinion letter. It (including all terms used in it) is to be construed in accordance with Dutch law.

3. Scope of Inquiry

For the purpose of this opinion letter, we have examined, and relied upon the accuracy of the factual statements and compliance with the undertakings in, the following documents:

3.1

A copy of the Registration Statement.

3.2

A copy of:

(a)	the Issuer’s deed of incorporation and articles of association as provided by the Chamber of Commerce;

Eversheds B.V. is a member of Eversheds International Limited

Eversheds is the trade name of Eversheds B.V., having its registered office in Amsterdam, the Netherlands, and registered in the Trade Register under number 34172642. All our services are based on an engagement agreement with Eversheds B.V. and are subject to our general terms and conditions, including a limitation of liability. The general terms and conditions are available on our website: www.eversheds.nl/en/about/general_conditions/ and filed with the Chamber of Commerce in Amsterdam. A copy will be sent to you free of charge upon request. Attorney-trust account ING Bank NL14INGB0662764102. Notarial designated account Volders Goedvolk ING Bank NL84INGB0664375952.

(b)	the Excerpt; and

(c)	the Shareholders Register.

3.3

A copy of:

(a)	the Management Board Resolution;

(b)	the Shareholders Resolution; and

(c)	the Supervisory Board Resolution.

3.4 The form of:

(a)	the Deed of Conversion;

(b)	the Underwriting Agreement;

(c)	the Deed of Issuance.

In addition, we have examined such documents, and performed such other investigations, as we considered necessary for the purpose of this opinion letter.

Our examination has been limited to the text of the documents mentioned in paragraph 3 of this opinion letter.

4. Assumptions

For the purpose of this opinion, we have made the following assumptions:

4.1

(a)	Each copy document conforms to the original and each original is genuine and complete.

(b)	Each signature is the genuine signature of the individual concerned.

4.2	The Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion letter.

4.3	The Deed of Conversion will have been executed in the form referred to in this opinion letter.

4.4	The Offer Shares will have been validly accepted by the subscriber for them.

5. Opinion

Based on the documents and investigations referred to and the assumptions made in paragraphs 3 and 4, we are of the following opinion:

5.1

When issued pursuant to a validly signed Deed of Issuance and upon payment in accordance with that Deed of Issuance, the Offer Shares will have been validly issued and will be fully paid and nonassessable.1

6. Reliance

6.1

This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration. It may not be supplied, and its contents or existence may not be disclosed to any person other than as an Exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the Registration.

6.2

Each person relying on this opinion agrees, in so relying, that only Eversheds B.V. shall have any liability in connection with this opinion letter, that this opinion letter and all liability and other matters relating to this opinion letter shall be governed exclusively by Dutch law and that the Dutch courts shall have exclusive jurisdiction to settle any dispute relating to this opinion letter.

[1]	In this opinion, “nonassessable” – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

6.3

The Issuer may:

(a)	file this opinion letter as an exhibit to the Registration Statement; and

(b)	refer to Eversheds B.V. giving this opinion in the prospectus included in the Registration Statement.

Yours faithfully,

/s/ Tom van Wijngaarden

Tom van Wijngaarden

For

Eversheds B.V.

Annex 1 – Definitions

In this opinion:

“Chamber of Commerce” means the Chamber of Commerce (kamer van koophandel) of the place where the Issuer has its principal place of business.

“Deed of Conversion” means the draft deed of conversion and amendment of the articles of association whereby Merus B.V. will be converted to Merus N.V.

“Deed of Issuance” means a draft of the deed of issuance providing for the issue of the Offer Shares.

“Dutch law” means the law directly applicable in the Netherlands.

“Excerpt” means a trade register excerpt relating to the Issuer provided by the Chamber of Commerce and dated at the date of this opinion letter.

“Management Board Resolution” an electronic copy of the executed written resolution of the management board of the Issuer, dated 6 May 2016 evidencing, inter alia, its authorization of the Issuer to enter into the Underwriting Agreement and to execute the Deed of Issuance, (ii) to issue the Offer Shares and (iii) to exclude the pre-emptive rights in relation to the issue of the Offer Shares.

“Registration” means the registration of the Offer Shares with the SEC under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholders Register” means the Issuer’s shareholders register.

“Shareholders Resolution” an electronic copy of the written resolution of the general meeting of the Issuer, dated 6 May 2016 evidencing, inter alia, the authorisation of the management board, subject to approval of the supervisory board, to issue the Offer Shares and exclude any pre-emptive rights in relation to the issue of the Offer Shares.

“Supervisory Board Resolution” an electronic copy of the executed written resolution of the supervisory board of directors of the Issuer, dated 6 May 2016 evidencing, inter alia, its approval of the Management Board Resolution.

“the Netherlands” means the part of the Kingdom of the Netherlands located in Europe.